Exhibit 99.1

News Release

Wabtec Acquires Bearward Engineering, A UK-Based Manufacturer Of Cooling Systems

WILMERDING, PA, Nov. 3, 2011 – Wabtec Corporation (NYSE: WAB) has acquired Bearward Engineering, a leading manufacturer of cooling systems and related equipment for power generation and other industrial markets. Based in Northampton, England, Bearward has annual sales of about $70 million. Wabtec expects the transaction to be accretive in the first year.

“Bearward is a strategic complement to our existing thermal management business, which is already well established in the power generation and industrial cooling systems markets,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “Combining our existing products and technologies with Bearward’s product line and European presence strengthens our worldwide position in the industrial cooling systems market, which we believe offers long-term stability and growth potential.”

Founded in 1958, Bearward designs and manufactures a variety of cooling systems and related components, including radiators and charge air coolers. The company’s customers include manufacturers in the power generation, off-highway and construction markets worldwide. Bearward has about 600 employees.

Wabtec Corporation is a global provider of value-added, technology-based products and services primarily for the rail and transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. Wabtec has facilities located throughout the world.